Exhibit 10.12

FIFTH AMENDMENT AND RESTATED LEASE

BETWEEN

THE CITY OF SAN JOSE

AND

PARAMOUNT PARKS INC.

[PREVIOUSLY THOMAS J. LOCHTEFELD AND RAGING WATERS SAN JOSE]

This Fifth Amendment and Restated Lease is between the CITY OF SAN JOSE, a municipal corporation of the State of California (“City”) and PARAMOUNT PARKS INC., a Delaware corporation, qualified to do business in the State of California (“Lessee”) and is effective as of the date of full execution.

RECITALS

1.                                       City owns Lake Cunningham Park which is bordered by White and Tully Roads and Cunningham Avenue and Capitol Expressway. On March 5, 1985, City and Thomas J. Lochtefeld entered into a lease of a portion of Lake Cunningham Park for the purpose of constructing and operating a water theme park (the “Original Lease”).

2.                                       On May 2, 1985, City consented to an assignment of the Original Lease from Thomas J. Lochtefeld to Raging Waters San Jose (“Raging Waters”).

3.                                       On January 28, 1986, City and Raging Waters entered into the First Amendment to the Original Lease, to amend Paragraph 29, in order for Raging Waters to obtain financing from the Bank of British Columbia and to correct Exhibit D to the Original Lease.

4.                                       On February 26, 1991, City and Raging Waters entered into the Second Amendment to the Original Lease to again amend Paragraph 29 in order for Raging Waters to obtain refinancing of a loan in the amount of $3.1 million from the Bank of British Columbia and to obtain a loan from Sanwa Bank of California in the amount of $2.9 million.

5.                                       On September 28, 1993, the parties entered into the Third Amendment to the

Original Lease in order to reduce Raging Waters’ leasehold by 95 feet so that City could expand City’s parking lot. The parties at that time also agreed to attach each of the original exhibits to the Third Amendment for the purposes of clarity.

6.                                       On March 8, 1995, City and Raging Waters entered into the Fourth Amendment and Restated Lease (the “Lease” or the “Agreement”) in order to, among other things, extend the term of the agreement by 20 years for a total term of 40 years, to provide for Raging Waters’ construction of additional improvements, to revise the rent schedule and to establish a capital improvement fund. Additionally, the parties wish to restate the Lease for the purposes of clarity and convenience.

7.                                       On May 11, 1995, City approved the assignment and assumption of the Lease from Raging Waters to Lessee. The parties now wish to enter into this Fifth Amendment and Restated Lease in order to substitute the requirement for an annual audited report with an alternative financial reporting procedure and to revise the Lease’s provisions with respect to maintenance.

8.                                       Under the Original Lease, Raging Waters was obligated to construct certain improvements. The parties acknowledge completion of the original improvements.

9.                                       City received grants through the Land and Water Conservation Fund Act (“Federal grants”) and grants from the State of California Department of Parks and Recreation (“State grants”) for acquisition and development of Lake Cunningham Park.

10.                                 The National Park Service of the U.S. Department of the Interior will review Lessee’s plans for future improvements to the water theme park in order to determine whether they are consistent with the terms of the City’s Federal grant agreements.

11.                                 Pursuant to City of San Jose Charter Section 1700 and Measure M, approved by the citizens of San Jose on November 6, 1990, City may lease portions of Lake Cunningham Park for a term not to exceed 55 years.

12.                                 City’s Director of Conventions, Arts and Entertainment (“CAE Director”) or such other department head appointed by City’s Manager is responsible for the administration of this Lease on City’s behalf.

In view of the above, City and Lessee agree as follows:

ARTICLE 1

THE FACILITIES

SECTION 1.01                                      LEASED PREMISES.

A.                                   City leases to Lessee, and Lessee leases from City the parcel of land located in Santa Clara County described in the attached Exhibit A (“Leased Premises”). Lessee shall have the right of access (ingress and egress) by foot and by vehicle over City-owned property also as shown on Exhibit A for the purpose of the construction, operation and maintenance of the Leased Premises during the term of the Lease. City reserves the right in an emergency, such as, but not limited to, flood or earthquake, to deny such access to the public and restrict such access to Lessee for the duration of the emergency, without liability to City.

B.                                     Lessee acknowledges receipt of a policy of title insurance, issued by Valley Title Company at the time the parties entered into the Original Lease.

SECTION 1.02                                      USE OF PREMISES.

A.                                   The Leased Premises shall be operated by Lessee for public outdoor recreation purposes in compliance with the Land and Water Conservation Fund Act and federal and State grant requirements. Pursuant to such public outdoor recreation purposes, the Leased Premises shall be used for the primary purpose of constructing, operating and maintaining thereon a Water Theme Park for public use substantially of the type and nature described in the attached Exhibit B (the “Water Theme Park Plan”). The term “Water Theme Park” as used in this Agreement refers to the facility described in the Water Theme Park Plan.

B.                                     The Leased Premises may be used for the following Water Theme Park public uses: Operating and maintaining picnic grounds, amphitheaters, lagoons, beaches, fountains, geysers, waterfalls, waterslides, kiddle pools, and wave pools, together with the following incidental uses: snack bars, food and beverage (including beer and wine) concessions, gift shops and sundry support facilities, and for such other incidental uses as are specifically approved in writing by City, which approval shall not be unreasonably denied. All incidental activities and uses must be complementary to the primary use of a Water Theme Park and serve the patrons of the Water Theme Park. The gift shops and sundry support facilities shall be limited in scope and scale to the minimum necessary to cater to the specific needs of the public utilizing the water theme activities.

SECTION 1.03                                      PROHIBITED OPERATIONS AND ACTIVITIES.

Lessee shall not engage in any of the following activities:

A.                                   Selling any distilled spirits on the Leased Premises except with the approval of the CAE Director.

B.                                     Conducting any business activity on the Leased Premises or any other part of Lake Cunningham Park that is not permitted under this Lease.

ARTICLE 2

TERM

SECTION 2.01                                      LEASE TERM.

Lessee shall have and hold the Leased Premises for a 40 year term commencing as of March 5, 1985 and expiring on March 5, 2025.

ARTICLE 3

LEASE PAYMENTS

SECTION 3.01                                      GROSS RECEIPTS.

A.                                   The term “Gross Receipts” as used in this Agreement means the total of:

1.                                       All sales made in or upon, through or from the Leased Premises, whether for cash or credit, and whether payment is actually made or not, and whether said sales are made by Lessee, its agents, sublessees, concessionaires, or licensees.

2.                                       All charges made for services rendered and/or from or upon orders placed at the Leased Premises whether by Lessee, its agents, sublessees, concessionaires, or licensees.

3.                                       All admission, entry, and other fees of any nature or kind charged by Lessee, its agents, sublessees, concessionaires, or licensees (including nonrefundable deposits).

4.                                       All sums deposited in any coin-operated vending machine or other device maintained on the Leased Premises, regardless of the ownership of the machine or device, or whether such sums are removed and counted by Lessee or others, and regardless of what percentage thereof Lessee is entitled to receive.

5.                                       All rents received by Lessee for use of the Leased Premises for office purposes.

6.                                       Proceeds from business interruption insurance, loss of earnings insurance, or other insurance of a similar kind.

B.                                     “Gross Receipts” shall exclude:

1.                                       All sums or credits received in settlement of claims for loss or damage to merchandise.

2.                                       Proceeds of casualty insurance claims.

3.                                       Proceeds from sale or trade-in value of any furniture, furnishings, or equipment used by Lessee, its sublessees, concessionaires, licensees, and others under contract with Lessee.

4.                                       Merchandise returned to a wholesaler or transferred to another store or warehouse owned by or affiliated with Lessee or its sublessees, concessionaires, or licensees.

5.                                       Interest, service or sales carrying charges or other charges, however designated, paid by customers for extension of credit on sales where said charge is not included in the merchandise sales price.

6.                                       The price allowed on merchandise traded in by customers for credit or the amount of credit for discounts and allowances made in lieu of acceptance thereof.

7.                                       State uniform sales and use taxes; and other taxes imposed on the consumer by a government agency but collected by the Lessee or sublessees and paid over periodically to a governmental agency.

8.                                       All deposits accepted and treated as a liability according to generally accepted accounting principles (i.e., security deposit on a sublease, or deposits on lockers).

C.                                     Lessee may deduct from Gross Receipts if the amount has previously been reported:

1.                                       All credits or refunds made to customers, guests, or patrons.

2.                                       That portion of the gross receipts of all coin-operated devices that must be, by contract concerning them, turned over to a person, firm or corporation, in which the Lessee, Its sublessees, concessionaires or licensees have no direct or indirect financial interest in the coin-operated device.

SECTION 3.02                                      LOCATION OF PAYMENT.

Payments by Lessee to City shall be made to the Director of Finance, 801 North First Street, San Jose, California 95110.

SECTION 3.03                                      LEASE PAYMENTS THROUGH 1994.

A.                                   Lessee agrees to pay to City as lease payments for each calendar year, commencing with 1985 and ending with 1994 either:

1.                                       the minimum annual rental, if higher than the annual percentage rental, or

2.                                       if the annual percentage rental exceeds the minimum annual rental, the annual percentage rental, less the capital improvement credit, if any.

B.                                     Payments by Lessee for calendar years 1985 through and including 1994, shall be made at the following times:

1.                                       Lessee shall pay 1/5 (one-fifth) of the minimum annual rental on June 30, July 31, August 31, September 30 and October 31 of each year beginning with 1985 and ending in 1994.

2.                                       Lessee shall pay the balance of the annual rental payable for each calendar year from 1985 to 1994 on January 31 of the following year less the amount of the capital improvement credit for that year pursuant to subsection 3.03.E, below.

C.                                     The annual percentage rental for each calendar year between 1985 and 1994 is the following amount of annual Gross Receipts:

1.	1985, 1986, 1987	3%

2.	1988, 1989, 1990, 1991	4%

3.	1992 through 1994	5.5%

D.                                    The minimum annual rental for each calendar year between 1985 and 1994 is as follows:

1.	1985	$100,000

2.	1986	$100,000

3.	1987-1994	The greater of $100,000 or 75% of the average annual percentage rental payable for the previous two calendar years (excluding any capital improvement credit).

E.                                      For the years 1985 through 1994, Lessee shall have a capital improvement credit for the total cost of building picnic areas in the total amount of $110,000. This may be taken only against the annual percentage rental in excess of $110,000. The maximum amount of credit for 1985 and 1986 shall be $50,000 for each year.

SECTION 3.04                                      LEASE PAYMENTS FROM 1995 THROUGH 2024.

A.                                   Commencing in 1995, Lessee shall pay City an annual lease payment in the amount of 5.5% of Gross Receipts. Lessee shall make its annual lease payments in six installments on the following dates: June 30, July 31, August 31, September 30, October 31 and January 31 of the following year.

B.                                     Commencing in 1998, Lessee shall make its annual lease payments in five installments on the following dates: June 30, July 31, August 31, September 30 and October 31. If necessary, Lessee shall make a sixth payment no later than March 31 of the following year to reflect any moneys remaining owed to City that were identified in the Annual Report required by Article 9.

SECTION 3.05                                      RENTAL CREDIT FOR PERIOD BETWEEN 1995 AND 2004.

A.                                   If Lessee completes construction of the improvements identified in the attached Exhibit C, a rental credit will apply as specified below. The amount of the annual rental credit will be $1 per car paying the parking fee during the time periods in which the City collects a fee for parking at Lake Cunningham Park. The annual rental credit will be in effect for a period of five years commencing as of the date of completion of the Improvements identified in Exhibit C, or until the total amount of the annual credit totals $675,000, whichever occurs first.

B.                                     The annual rental credit will be calculated on a monthly basis. Effective on the one month anniversary of the completion of the improvements identified in Exhibit C, City will furnish to Lessee a monthly statement setting forth the portion of the annual rental credit which accrued during the previous month. Lessee may apply the portion of the annual rental credit as identified in the Parking Credit Statement to Lessee’s next installment of rent due. The parties recognize and agree that between January 1 and May 31, Lessee makes no installments on the current year’s annual rent. Lessee shall apply the parking credits granted, if any, as stated in the Monthly Parking Credit Statements for the months of January through May, to the June 30 installment of Lessee’s annual rent. In the event that the total credits exceed the total rental installment due on June 30, then Lessee may apply the remaining parking credits to the next installments of annual rent until the parking credits have been exhausted.

SECTION 3.06                                      CHARGES ON PAST-DUE PAYMENTS.

A.                                   If Lessee fails to make any payments under this Lease by the due dates, Lessee shall pay a charge on such past-due amounts at the lesser of the two following rates:

1.                                       18% per annum; or

2.                                       5% per annum plus the rate prevailing on the 25th day of the month preceding the date of execution of this Lease established by the Federal Reserve Bank of San Francisco on advances to member banks under Section 13 and 13a of the

Federal Reserve Act.

B.                                     This provision shall not be deemed as a forbearance on the payments of such amounts, and City retains any and all remedies for nonpayment of such amounts.

ARTICLE 4

CAPITAL IMPROVEMENTS AND MAINTENANCE

SECTION 4.01                                      CAPITAL IMPROVEMENTS.

“Capital Improvements” means those repairs and replacements of capital items, including fixtures, machinery or equipment which are necessary to repair or replace, over time and which are subject to wearing out after a useful life.

SECTION 4.02                                      INVESTMENT IN CAPITAL IMPROVEMENTS.

A.                                   In addition to Lessee’s maintenance obligations set forth below, Lessee shall make any and all Capital Improvements in a timely way. For calendar year 1998 and for each year throughout the term of this Lease, Lessee shall expend at least $130,000 (“Minimum Maintenance Allocation”) towards Lessee’s maintenance obligations under this Lease. Commencing January 1, 1999 and each year following during the term of this Lease, the Minimum Maintenance Allocation shall be adjusted by the Consumer Price for Urban Wage Earners and Clerical Workers (“CPI”), using 1998 as the base year, of the Bureau of Labor Statistics of the United States Department of Labor for San Francisco-Oakland. Regardless of increases in the CPI, the Minimum Maintenance Allocation shall not be adjusted upwards by more than 5% in any one year.

B.                                     If the cost of Lessee’s maintenance obligations exceeds the Minimum Maintenance Allocation, Lessee shall be required to expend the amount necessary to maintain the Leased Premises, including the Capital Improvements, in accordance with the terms of this Lease.

C.                                     In addition to Lessee’s bonding obligations set forth elsewhere in this Lease, Lessee shall be required to furnish a performance bond to secure Lessee’s obligations under this Article. The form of the bond shall be substantially in the form of

Appendix 1. The legal form of the bond shall be satisfactory to the City Attorney, which approval shall not be unreasonably withheld. The surety issuing the performance bond shall be an “Admitted Surety,” as defined in Section 7.01. City shall have the right to draw against the performance bond in the event of Lessee’s failure to fully perform Lessee’s maintenance obligations as set forth in this Article. City will provide Lessee with the opportunity to cure Lessee’s breach in accordance with the provisions of Article 17 prior to drawing upon the performance bond. Upon City’s withdrawal of all or any portion of the performance bond, Lessee shall renew or replace the performance bond in order to bring it current. Failure to renew or replenish the performance bond within 10 days of receipt of City’s notice to do so shall constitute a default of this Lease.

SECTION 4.03                                      MAINTENANCE.

A.                                   Lessee shall, except as otherwise provided herein, at Lessee’s sole cost and expense, keep and maintain the Leased Premises as well as the various equipment described in this Lease, and every part thereof in safe and good order, condition and repair.

B.                                     Lessee shall provide regular and normal maintenance to all areas included in the Leased Premises.

C.                                     Lessee, at Lessee’s own cost and expense, shall keep and maintain the Leased Premises clean and free of rubbish, litter, graffiti, dirt, garbage, and other waste matter at all times; shall provide for the regular and proper maintenance of the Leased Premises in a clean and sanitary manner; and shall provide for the removal and disposal of garbage and rubbish from Leased Premises.

D.                                    If any repairs required under the terms of this Lease to be made by Lessee are reasonably deemed by the CAE Director to be necessary, the Director may demand that Lessee make the same promptly. If Lessee fails, refuses or neglects to commence such repairs and complete the same with reasonable dispatch, City may cause such repairs to be made, and shall not be responsible to the Lessee for any loss or damage that may accrue to Lessee or Lessee’s business. In the event the City makes or causes said repairs to be made, Lessee agrees to pay to the City on demand the cost thereof.

E.                                      City shall not be required to make any improvements, repairs or alterations to the Leased Premises that are not specified in this Lease.

SECTION 4.04                                      ANNUAL MAINTENANCE REPORT.

A.                                   Commencing in 1999, Lessee shall furnish to the CAE Director on or before May 1, a written report from a qualified consultant certifying that the Leased Premises have been maintained to a standard consistent with the Water Park Industry; that the Leased Premises are maintained in a safe condition; and that the Leased Premises are in compliance with all building codes. The consultant’s reports shall also specify the repairs and replacements that have been made during the prior year.

B.                                     The consultant providing the Annual Maintenance Report shall meet the following qualifications:

1.                                       the consultant must not be an employee of either Lessee or any of Lessee’s affiliates;

2.                                       the consultant must have the necessary background, training, education and licenses that may be required in order to provide the certifications required by the Annual Maintenance Report.

ARTICLE 5

IMPROVEMENTS

SECTION 5.01                                      CONSTRUCTION OF IMPROVEMENTS BY LESSEE.

A.                                   Lessee shall not make any material alterations or changes in the Leased Premises, including without limitation, Capital Improvements, except in accordance with this Article. The term “Improvements” as used in this Article means Capital Improvements, as well as all other material alterations to the Leased Premises.

B.                                     Lessee shall submit to the City’s Director of Public Works a realistic estimate of the cost of any Improvements to be installed by the Lessee upon the Leased Premises prior to the commencement of construction of the Improvements. This estimate shall be subject to verification by the City upon completion of the Improvements.

SECTION 5.02                                      PARTICULAR IMPROVEMENTS.

The parties agree that the improvements identified in the “Legend” portion of Exhibit B have been completed. On or before June 1, 1995, Lessee shall, at its own cost, complete construction of a wave pool, promenade and restrooms as more particularly described in the attached Exhibit C.

SECTION 5.03                                      PLANS AND SPECIFICATIONS.

A.                                   Lessee shall, at Lessee’s sole cost and expense, develop or have developed, plans and specifications for all Improvements. All plans and specifications shall be prepared under the direction of and certified by qualified professionals such as Architects, Landscape Architects, Structural Engineers, Electrical Engineers, Mechanical Engineers and others as applicable and who are licensed as required by the State of California. Lessee shall design improvements in accordance with contemporary standards of design as recognized in the Water Theme Park Industry and in accordance with City’s standard specifications, then in effect.

B.                                     Lessee shall submit plans and documents necessary to secure City’s site development permits to Director of the Public Works Department as the owner’s representative, for review, and approval. Any changes in the plans and specifications must be approved by the Director of Public Works. The approval of Director of Public Works of the plans and specifications or any changes therein shall not be unreasonably withheld.

C.                                     The Improvements must meet current editions of all applicable codes and regulations established by City, County, State and Federal jurisdictions.

D.                                    City shall be responsible for processing any environmental clearance required for Improvements.

E.                                      City shall be responsible for the timely clearance of the plans and specifications for Improvements through the federal and state grant administration agencies. In the event that the federal or state grant administration agencies, upon review of the plans and specifications of the Improvements, request any change in the plans and specifications, the parties acknowledge that the requested change must be addressed. Lessee shall make the required change if the cost of the requested change is equal to, or less than, 10% of the proposed Improvements. In the event that the cost of the requested change is more than 10% of the proposed Improvements, then City, at its sole option, may pay for the additional cost or relieve Lessee of the obligation to install the particular improvement or element of the improvement requiring the requested change.

SECTION 5.04                                      PERMITS AND TAXES.

A.            Lessee agrees that any and all site development permits, building permits, and any other necessary approvals for the improvements shall be obtained prior to the commencement of construction.

B.            Lessee shall secure and pay for all necessary permits, licenses, and taxes for the construction of Improvements, including but not limited to the following:

1.             Storm sewer area fees;

2.             Sanitary area fees;

3.             Sewage Treatment Plant fees;

4.             Construction and Conveyance Taxes;

5.             Building Permit;

(a)           Plan Check and inspection fees;

(b)           Site Permits;

(c)           Building and Structure Tax;

(d)           CRMP Tax.

C.            Fees and taxes payable pursuant to this section are due and payable prior to the issuance of the building permits and are payable at the current rate at the time of payment.

SECTION 5.05                                      INSPECTION AND TESTING.

A.                                   Lessee shall construct and install all Improvements as shown in the approved plans and specifications. All contractors and subcontractors engaged in the construction of Improvements must be currently licensed by the State of California, where appropriate.

B.                                     Lessee shall employ properly licensed and vocationally qualified consultants satisfactory to City to provide City with soil reports and material testing reports when requested by City’s Director of Public Works.

C.                                     Lessee shall have a testing and inspection program satisfactory to the reasonable requirements of the Director of Public Works. The program shall be detailed when the plans are prepared to determine exactly what materials must be tested and to what standards (ASTM standards will be the criteria); provided, however, that tests of concrete, structural steel, flame-retardant material and roofing material shall absolutely be required.

D.                                    Lessee shall submit all test results to the Department of Public Works for review and retention for the public record. All results of testing which do not meet the standards of the testing program shall be reconstructed and results resubmitted for review and retention.

E.                                      Lessee shall provide inspection reports by properly licensed and occupationally qualified architects and/or engineers satisfactory to the reasonable requirements of the Director of Public Works to certify to City that all electrical and mechanical work and structures are built to the approved plans and specifications.

F.                                      Lessee understands and agrees that Improvements shall be subject to complete inspection and approval by City’s Public Works Department as the owner’s representative. City shall have the right to have on the Leased Premises at any time during the construction period an inspector who shall have the right of access to the Leased Premises and the construction work.

G.                                     Where construction of Improvements is in phases, Lessee shall not proceed with subsequent phases of construction until the prior phase of construction has been inspected and approved by the City’s Public Works Department. It is understood by

City that time is of the essence in the inspection and approval process of the Public Works Department of City.

H.                                    The inspection by the Public Works Department shall be independent of and supplementary to the inspection reports provided by Lessee.

I.                                         Lessee shall furnish City with final as-built drawings upon completion of construction.

SECTION 5.06                                      DIRT.

In the event that City performs any work at Lake Cunningham Park requiring the excavation of dirt (“Dirt”). City agrees to give Lessee the right of first refusal to use the Dirt for construction purposes on the Leased Premises. Lessee shall bear all costs incidental to removal of the Dirt from the point of excavation to Lessee’s desired site, but City shall not charge Lessee for the value of the Dirt. City makes no representations or warranties regarding the quality or condition of the any Dirt and Lessee agrees to accept the Dirt “as is.” Lessee shall indemnify and hold City harmless from any liability or damage to any property, including without limitation, City’s property as a result of Lessee’s removal or use of the Dirt.

ARTICLE 6

CONDITION OF CITY PROPERTY–DAMAGES

SECTION 6.01                                      INSPECTION OF PROPERTY.

A.                                   Lessee acknowledges personal inspection of the Leased Premises and the remainder of Lake Cunningham Park and evaluation of the extent which such physical condition will affect the Water Theme Park operation. Lessee agrees to mutually inspect said property with City to document the existing condition of said property.

B.                                     City agrees that it will make no changes to the Leased Premises after such inspection without notification to Lessee and approval by Lessee, which approval shall not be unreasonably withheld. Such approval shall not be needed in an emergency. Lessee agrees to make no demands upon City for any improvements or alterations thereto other than agreed to herein or subsequently agreed to in writing.

C.                                     Lessee acknowledges the presence of high-pressure gas lines in the area adjacent to land use “E” shown on Exhibit B.

SECTION 6.02                                      DAMAGE TO CITY PROPERTY.

Lessee shall pay to City the cost of any damage to access roads or other City property in Lake Cunningham Park caused by Lessee or its contractors or subcontractors in the construction, improvement or operation of the Leased Premises, reasonable wear and tear excepted.

ARTICLE 7

BONDS AND LIENS

SECTION 7.01                                      ADMITTED SURETY.

The term “Admitted Surety” as used in this Article means a surety or insurance carrier admitted to transact insurance in the State of California, as evidenced by the surety’s or insurer’s possession of a valid Certificate of Authority issued by the California Department of Insurance, as defined by the California Insurance Code.

SECTION 7.02                                      SECURITY INSTRUMENTS.

A.                                   Lessee, as a condition of the approval of the plans and specifications for any Improvements by the Director of Public Works, shall at its own cost and expense procure and provide a payment bond or letter of credit, or when permitted as set forth below, a certificate of deposit, as specified in this section. Lessee shall refrain from performing, or causing the performance of, any work related to the construction of Improvements until Lessee furnishes a bond, letter of credit, or when permitted as set forth below, a certificate of deposit, satisfying this section to cover the costs of materials and labor, supplies and equipment used directly or indirectly for Improvements to be constructed, to guarantee and assure the prompt payment of same and to protect City from all liens or liability arising from such construction.

B.                                     Lessee shall furnish to City a payment bond or letter of credit in an amount equal to not less than One Hundred Percent of the cost estimate of the Improvements as approved by the Director of Public Works except where the circumstances described in subsection C, below, apply.

C.                                     In instances where the funds to pay for the Improvements are held or controlled by a third party, such as Lessee’s lender or in an escrow account, mutually acceptable to the City Manager and Lessee, and the payment of the funds to Lessee will be made upon Lessee’s satisfaction of the conditions, substantially in the form and substance as set forth in Exhibit C, the following provisions shall apply:

1.                                       In instances where the total estimated cost of the Improvements does not exceed $100,000, the City Manager, in lieu of the payment bond or letter of credit in the full amount of the estimated cost of the improvements, shall instead require a payment bond, letter of credit, or certificate of deposit in an amount equal to the maximum amount that Lessee will incur before payment is made to Lessee by Lessee’s lender or the escrow holder. In no event, however, shall the payment bond, letter of credit, or certificate of deposit be in an amount less than 20% of the estimated cost of improvements.

2.                                       In instances where the total estimated cost of the improvements exceeds $100,000, the City Manager, in lieu of the payment bond or letter of credit in the full amount of the estimated cost of the Improvements, shall instead require a payment bond or letter of credit in an amount equal to the maximum amount that Lessee will incur before payment is made to Lessee by Lessee’s lender or the escrow holder. In no event, however, shall the payment bond or letter of credit be in an amount less than 20% of the estimated cost of improvements.

D.                                    In the instances where a payment bond is furnished, to be approved, the bond must comply with the following provisions:

1.                                       The bond shall provide that if Lessee or its subcontractors fails to pay any of the persons named in Section 3181 of the California Civil Code, or amounts due under the Unemployment Insurance Code with respect to the work or labor contracted to be done and performed by any claimant, then the surety or sureties will pay for same, in an amount not exceeding the amount of the bond, and also, in case suit is brought upon the bond, a reasonable attorney’s fee to be fixed by the court.

2.                                       The bond must be issued by an Admitted Surety and shall, by its term, Inure to the benefit of any of the persons named in Section 3181 of the California Civil Code, to give a right of action to such persons or their assigns in any suit brought upon the bond, including the right of action to recover on the bond, in any suit brought to foreclose the liens provided for in Title 15, Part A, Division 3 of the California Civil Code or in a separate suit brought on this bond.

3.                                       The bond shall otherwise comply with all of the provisions of Title 15, Part 4, Division 3 of the California Civil Code.

4.                                       The legal form of the bond shall be satisfactory to the City Attorney, which approval shall not be unreasonably withheld.

E.                                      In instances where Lessee furnishes City with a letter of credit, the letter of credit must meet the following provisions:

1.                                       The letter of credit must be an irrevocable standby letter of credit and must be issued by a banking institution authorized to transact business within the State of California and reasonably acceptable to City’s Manager.

2.                                       The letter of credit must be payable upon City’s demand for payment.

3.                                       The duration of the letter of credit shall be for a period time to cover the construction of the Improvements, including a reasonable amount of time for any unanticipated delays and the time for the filing of claims to have expired.

4.                                       The legal form of the letter of credit shall be satisfactory to the City Attorney, which approval shall not be unreasonably withheld.

F.                                      In instances where Lessee furnishes a certificate of deposit, the certificate of deposit must meet the following provisions:

1.                                       The certificate of deposit must be issued by a banking institution authorized to transact business within the State of California and reasonably acceptable to City’s Manager.

2.                                       The certificate of deposit must be payable upon City’s demand for payment.

3.                                       The duration of the certificate of deposit shall be for a period time to cover the construction of the Improvements, including a reasonable amount of time for any unanticipated delays and the time for the filing of claims to have expired.

4.                                       The legal form of the certificate of deposit shall be satisfactory to the City Attorney, which approval shall not be unreasonably withheld.

SECTION 7.03                                      INDEMNITY.

Lessee shall at all times indemnify and save City harmless from all claims for labor or materials in connection with construction, repair, alteration, or installation of structures, Improvements, equipment, or facilities upon the Leased Premises, and from the cost of defending against such claims, including attorney’s fees. This section will survive expiration or sooner termination of this Agreement.

SECTION 7.04                                      LIENS.

In the event a lien is imposed upon the Leased Premises, City may require that Lessee shall either:

A.                                   Record a valid Release of Lien; or

B.                                     Deposit with City cash in an amount equal to 125% of the amount of the lien and authorize payment to the extent of said deposit to any subsequent judgment holder that may arise as a matter of public record from litigation with regard to lienholder’s claim; or

C.                                     Procure and record a bond in accordance with Section 3143 of the California Civil Code; which frees the Leased Premises from the claim of the lien and from any action brought to foreclose upon the lien.

ARTICLE 8

PARKING FACILITIES

SECTION 8.01                                      CITY’S PARKING FACILITY.

A.                                   City shall operate the parking facility adjacent to the Leased Premises (“City’s Parking Facility”) and shall collect and be entitled to all revenue therefrom.

B.                                     City may charge parking fees for parking in City’s Parking Facility at a rate not to exceed the rate charged at any of City’s Regional Parks: Kelley Park, Alum Rock Park and Almaden Lake Park (collectively, “City’s Regional Parks”). The parties acknowledge and agree that rates in effect at City’s Regional Parks, are $3 per car and $7 per bus, as of September, 1994.

C.                                     City shall be responsible for security, capital maintenance, and normal maintenance in City’s Parking Facility as City deems reasonably necessary, except daily litter and trash maintenance during Lessee’s operating periods. Lessee shall provide parking assistance, and daily litter and trash maintenance in the City’s Parking Facility during Lessee’s operating periods.

SECTION 8.02                                      ADDITIONAL PARKING.

City agrees to construct additional parking adjacent to the Capitol Expressway Berm as described in the Lake Cunningham Park Master Plan (“Additional Parking”) if Lessee demonstrates that the Additional Parking is required as specified in this Section.

A.                                   The Additional Parking will be deemed required, if the undeveloped portion of the Leased Premises (“Overflow Lot”) is utilized by City and Lessee for parking of cars on 24 days during a single operating season of the Leased Premises at a minimum capacity of 50% for at least one hour, or is filled to capacity on 12 days during a single operating season of the Leased Premises.

The parties acknowledge that the capacity of the Overflow Lot is 75 cars. Lessee, at its sole cost, shall be responsible for any work necessary to render the Overflow Lot suitable for unpaved parking purposes, including without limitation, grading work, and any work necessary to maintain the Overflow Lot. Once the Overflow Lot is in a condition suitable for parking purposes, either City or Lessee may initiate use of the Overflow Lot if the following conditions are met: (1) there is no available parking spaces in Lots A, B, C and the Marina Parking Lot as depicted in Exhibit B and (2) the initiating party orally notifies the other that the Overflow Lot is in use. For purposes of this subsection, notice to the City must be made to Park Facility Supervisor or a Lake Cunningham Park Ranger on duty and notice to Lessee must be made to Lessee’s park manager.

Lessee will provide staff to direct cars into the Overflow Lot. City staff will monitor usage of the Lake Cunningham parking lots including the Overflow Lot when it is in use.

B.                                     Alternatively, if Lessee constructs additional Improvements in the Overflow Lot, the need for Additional Parking will be deemed to be required.

SECTION 8.03                                      CONSTRUCTION OF ADDITIONAL PARKING.

In the event that the need for Additional Parking is demonstrated as specified in Section 8.02, then City agrees to use reasonable efforts to complete construction of the Additional Parking prior to the commencement of Lessee’s next operating season.

ARTICLE 9

RECORD KEEPING

SECTION 9.01                                      FINANCIAL AND ACCOUNTING RECORDS.

A.                                   Lessee shall establish and maintain complete records of the financial transactions of all the business operations conducted on the Leased Premises or in any way related thereto, which records shall be kept in conformance with generally accepted principles of accounting and as reasonably required by City’s Director of Finance. The method of accounting shall correctly and accurately reflect the Gross Receipts and disbursements of Lessee in connection with the Leased Premises. The system of accounting, including bank accounts, established for the Leased Premises shall be separate from the accounting system used for any other business operated by Lessee or for recording Lessee’s personal financial affairs.

B.                                     Lessee shall use cash registers for the recordation of all receipts associated with operations permitted under this Lease, excluding ticket sales. Cash registers must be kept in full public view during such times that the Leased Premises are open for business. Lessee shall retain cash register tapes for four (4) years, or until such time as their destruction is authorized by City’s Director of Finance, whichever is sooner.

C.                                     Lessee shall use a method of ticketing approved by the Director of Finance for those Gross Receipts which are based on a percentage of gross ticket sales. Where season-long passes are issued by the Lessee, the Director of Finance will be given a list of pass recipients, including the purpose for granting each pass. The number of one-day passes granted for promotional purposes in any year must receive the prior approval of the Director of Finance. Passes issued for purposes not approved by the Director of Finance shall be accounted for as though full admission charges had been collected for each pass. The approval of the Finance Director shall not be unreasonably withheld.

D.                                    City reserves the right at its own expense to conduct audits of Lessee’s operations under this Lease. All accounting records, basic or secondary, used in the ordinary course of business, including cash register tapes and all banking deposit tickets, statements and any other banking records, purchase invoices, and all records of sales, excise or luxury taxes paid or payable by Lessee for sales, fees and charges from the operation of Leased Premises shall be made available to City’s Manager, City’s Attorney, City’s Director of Finance, City’s Auditor and/or the CAE Director for inspection and/or auditing purposes upon request.

E.                                      Except as provided in subsection B above, Lessee shall maintain all the documents required to be maintained under this Agreement for a minimum period of four years or such longer period as is required by law from the date of expiration or sooner termination of this Agreement.

SECTION 9.02                                      ACCOUNTING AND OPERATIONS REPORTS.

A.                                   Lessee shall prepare and submit by the fifteenth (15th) day of the following month to the City for each operating month during the term of this Lease, a detailed report of the Gross Receipts from the operations for the preceding calendar month. Lessee shall also submit a detailed report of the Gross Receipts from the operations for the preceding calendar year by January 15 of the following year, except for the year 2025 in which the report shall be due fifteen (15) days after the termination of the Lease. Such reports shall be in such form, detail and number of copies that are acceptable to

City’s Director of Finance and one true and signed copy of each report shall be sent to the Director of Finance.

B.                                     Through calendar year 1994 and for other periods of time as may be required by this Lease, Lessee shall also have prepared an audited annual report by an independent certified public accountant in accordance with generally accepted accounting/auditing principles of all financial transactions of the preceding year related to Lessee’s operation under this Lease (“Audited Report”). The Audited Report must be in a form acceptable to the Director of Finance and must include (but not be limited to) separately stated total Gross Receipts from admissions, group picnics and food and beverage sales. The Audited Report, when required by this Lease, shall be submitted to Director no later than March 31 following each calendar year of operation during the term of this Lease except for the year 2024 in which the Audited Report shall be due thirty (30) days after the termination of the Lease.

C.                                     Commencing with calendar year 1995, Lessee shall have prepared an annual “Agreed Upon Procedures Report” for the prior calendar year which is prepared in accordance with the procedures set forth in the attached Appendix 2 (“Annual Report”). Appendix 2 also sets forth the period of time to be covered and the due dates for the initial and subsequent Annual Reports. In the event that Lessee assigns or transfers this Lease to any other person or entity, City, at its option, may require the assignee as condition of the assignment, to prepare annual audited financial reports consistent with the provisions of subsection B. above, in lieu of the Annual Report.

D.                                    If the annual Gross Receipts shown by the report made by Lessee to the Director of Finance pursuant to subsection A. above should be found to be less than the amount of annual Gross Receipts disclosed by the Audited Report or Annual Report, as required in subsections B. or C. above, Lessee shall pay the delinquent amount along with submission of the Report. If the Audited Report or Annual Report indicates that the annual Gross Receipts were in excess of the Gross Receipts shown by the unaudited report required by subsection A. above, Lessee shall receive a rental credit for any over payment for the next year, except that in the case of the reports for calendar year 2024, any overpayment shall be refunded to Lessee by City.

ARTICLE 10

STANDARD OF OPERATIONS

SECTION 10.01                               SCOPE AND QUALITY OF OPERATIONS.

A.                                   Lessee may operate the Leased Premises at such days and hours as shall be reasonably approved by the CAE Director. At a minimum, Lessee shall operate the Leased Premises for eight (8) hours daily during the time period when East Side Union High School District (the high school district in which the Leased Premises are located) is in recess for the summer months, weather permitting. In the event that East Side Union High School District changes its schedule to a year round schedule, Lessee shall operate the Leased Premises for eight (8) hours daily from June 1 to Labor Day, weather permitting.

B.                                     Lessee shall furnish adequate daily on-site internal security for the Leased Premises. Lessee shall also provide necessary lifeguards for public safety.

C.                                     Lessee shall, at all times, operate the Leased Premises and conduct all operations in a good businesslike manner and render to the public using the Leased Premises, good quality products and efficient and courteous service. Lessee shall submit to the CAE Director a menu listing the food to be served on the Leased Premises. In the event that City finds that service rendered or products sold by the Lessee are substandard, or that any other provisions of this Lease are not being adequately performed or complied with, Lessee, upon notice from City of the nonperformance or noncompliance, shall immediately correct any such violation, deficiency or omission.

SECTION 10.02                               EMPLOYEES.

Lessee shall use its best efforts in requiring that any and all personnel employed by the Lessee in conducting the operations of the Leased Premises are vocationally qualified to perform the duties assigned to them and are of good moral character. Lessee’s employees must be neatly attired and shall conduct themselves at all times in a courteous and businesslike manner.

ARTICLE 11

ENTRANCE FEES AND PRICES

SECTION 11.01                               ENTRANCE FEES.

The Leased Premises shall be open to the public at fees which are not in excess of the usual and customary fees for a water theme park and shall be subject to the approval of the CAE Director. Lessee shall submit the entrance fees and any other fees for activities prior to start of annual operations to the CAE Director for the Director’s approval, which approval will not be unreasonably withheld.

SECTION 11.02                               PRICING.

The prices to be charged by Lessee for all services, food and beverages shall be fair and reasonable and subject to the approval of the CAE Director. Lessee shall submit a list of such prices to the CAE Director for the Director’s approval at least ten (10) days prior to the beginning of annual operations. Lessee shall also submit any changes in such prices to the CAE Director for the Director’s approval at the time of making such changes. The failure of the CAE Director to disapprove any changed prices submitted within ten (10) days of the submittal shall be deemed an approval of such prices. The approval of the CAE Director shall not be unreasonably withheld.

ARTICLE 12

UTILITIES

SECTION 12.01                               UTILITIES.

A.                                   Lessee, at its own cost, shall construct or cause to be constructed, all utility lines from existing facilities and shall maintain the lines so constructed. Where it is necessary for Lessee to bring utilities to the Leased Premises, Lessee shall locate such utilities at locations approved by the Director of Public Works, and City shall grant Lessee rights of entry as approved by the Director of Public Works for the construction and maintenance of such utilities. Lessee agrees to repair to City’s standard specifications any damages caused by Lessee’s construction and installation of utility lines.

B.                                     Unless and except to the extent otherwise specifically provided by other provisions of this Lease, Lessee shall pay for all metered and unmetered utility services including garbage service supplied to the Leased Premises. Lessee shall reimburse City for well taxes paid by City on water taken by Lessee from the well on the Leased Premises. Water furnished by San Jose Municipal Water System to Lessee shall be charged to Lessee at the prevailing rates for such service.

C.                                     Lessee shall pay City utility taxes on all utility services used by Lessee. City shall bill Lessee for all utility taxes not billed directly to Lessee by the utility service supplier.

D.                                    Lessee shall pay for cost of installation of any secondary utility meters necessary to determine the cost of utilities used by Lessee on utilities which are currently metered to the City.

E.                                      Lessee shall provide and pay for all telephone installation, equipment and service required by Lessee.

F.                                      City reserves, and shall always have the right to enter Leased Premises by itself or its agents for the purpose of developing, repairing and maintaining existing City utilities through the Leased Premises. Nonemergency development, repair and maintenance by City shall be coordinated with Lessee’s operating hours and schedule as far as reasonably practical.

G.                                     City reserves, and shall always have the right to water from the existing well in addition to access to maintain the existing well. City shall reasonably coordinate such access with Lessee’s operating schedule.

H.                                    Lessee shall allow access to the existing well site by PG&E and its large equipment. PG&E’s access must be maintained at all times.

I.                                         Lessee shall protect existing City utility lines at all times during construction and operation of the Leased Premises. Any damage to these utility lines shall be repaired by Lessee at Lessee’s sole cost, except where damage is caused by City, in which case City shall repair such damage.

J.                                        City shall cause to be installed at its expense on the Leased Premises a gas pressure reducer system if required to connect to PG&E’s source line.

ARTICLE 13

SIGNS AND ADVERTISING

SECTION 13.01                               SIGNS.

A.                                   Signs within Lake Cunningham Park.

1.                                       Lessee shall not attach, hang, or otherwise affix or display any commercial advertising sign or device within the Leased Premises or upon Lake Cunningham Park property without the prior written consent of the CAE Director.

2.                                       Lessee shall have the right to have a sign or signs advertising the Water Theme Park on the Lake Cunningham Park property outside the Leased Premises during the Lease term at Lessee’s sole cost. Such sign or signs shall be at a location as shown on Exhibit B. The design and construction of any such sign shall be approved by the Director of Public Works. The maintenance of any such sign and any complementary landscaping shall be the sole responsibility of the Lessee. Lessee shall bear the cost of any utilities constructed to the site of any such sign and shall pay for any utilities used thereon. The Director of Public Works shall grant an encroachment permit or right of entry with reasonable conditions and restrictions to allow Lessee to construct and maintain the necessary utilities to serve such sign(s) at locations approved by the Director of Public Works. This permit shall not constitute an easement, deed or other interest in real property.

B.                                     Signs outside of Lake Cunningham Park.

For all signs outside of Lake Cunningham Park, Lessee shall be subject to all the ordinances, resolutions, rules and regulations of the City of San Jose or any other applicable governmental entity. Lessee shall pay for all necessary permits for such signs.

SECTION 13.02                               IDENTIFICATION OF FACILITY.

Signs, literature and advertising must identify the Water Theme Park, as far as reasonably practical, as public-owned property operated as an outdoor recreational facility open to the public.

ARTICLE 14

COMPLIANCE WITH LAWS

SECTION 14.01                               COMPLIANCE WITH ORDERS, ORDINANCES AND LAWS.

Lessee shall obtain and maintain all required City of San Jose and State of California licenses that are required by City ordinance and State law as a condition precedent to operating the Leased Premises. Lessee shall fully comply with all Federal, State, and local laws, statutes, and ordinances; all orders of the Health Officer of the County of Santa Clara; all directives of the CAE Director. Lessee shall grant access for inspection purposes of any duly authorized representative of the State Board of Health or the County’s Health Officer, or any duly authorized representative of the CAE Director.

SECTION 14.02                               NONDISCRIMINATION.

A.                                   In the performance of work under this Lease, Lessee, or its contractors or subcontractors will not refuse or fail to hire or employ any qualified person, or bar or discharge from employment any person, or discriminate against any person, with respect to his or her compensation, terms, conditions or privileges of employment, because of such person’s race, color, creed, religion, national origin, ancestry, sex, age, or physical handicap, except for valid reasons of health and safety.

B.                                     Lessee or its sublessees will not discriminate in the providing of admission or service hereunder against any person on the basis of sex, race, color, creed, religion, national origin, or residency, nor for age or physical handicap except for valid reasons of health and safety.

C.                                     Lessee shall include in any subcontract a nondiscrimination clause forbidding discrimination against any person in the providing of service hereunder because of sex, race, color, religion, creed, national origin, or residency, nor for age or physical handicap except for valid reasons of health and safety.

D.                                    Lessee shall comply with the provisions of Title VI of the Civil Rights Act of 1964, and all other laws related to non-discrimination.

SECTION 14.03                               TAXES/NOTICE OF POSSESSORY INTEREST TAX.

A.                                   Lessee recognizes and understands that this Lease may create a possessory interest subject to property taxation and that Lessee may be subject to payment of property taxes levied on such interest, and that such tax payment shall not reduce any rental fees due City hereunder, and that any such tax shall be the liability of and be paid by the Lessee.

B.                                     Lessee shall also pay for all taxes, assessments, fees and charges on goods, merchandise, fixtures, appliances and equipment owned by Lessee or used on the Leased Premises.

ARTICLE 15

ASSIGNMENT

SECTION 15.01                               ASSIGNMENT OF INTEREST IN LESSEE.

Lessee represents and warrants that Lessee is a wholly owned subsidiary of Viacom Inc.

SECTION 15.02                               ASSIGNMENT, SUBLEASING, TRANSFERS.

A.                                   Lessee shall not assign this Lease or any interest herein, and shall not sublet the Leased Premises or any part thereof, or any right or privilege appurtenant thereto, or suffer any other person (the agents, officers and employees of City excepted) to occupy or use the Leased Premises without prior written consent of the City Manager, which consent shall not be unreasonably withheld. In considering a request for assignment or subletting, the City Manager shall consider the reputation, economic strength and experience of the party to which the assignment or sublease is to be made. The consent of the City Manager to an assignment of the Lease or to the sublease of a major portion of the Leased Premises shall additionally require that the City Manager be reasonably satisfied that the proposed assignee or sublessee:

1.                                       Is an experienced, successful and reputable developer and constructor of major water theme parks, if the assignment or sublease is during any construction phase;

2.                                       Is an experienced, successful and reputable operator of major water theme parks;

3.                                       Has a net worth exceeding Six Million Dollars ($6,000,000);

4.                                       Is in sufficient financial condition to handle the lease obligations with adequate security to City, including furnishing to City the performance bond required under Article 4 and the bonds required in Article 7;

5.                                       Has an excellent reputation for business operations and service to the public.

B.                                     Lessee agrees that conditions on assignment set out above and in subsection D below are reasonable and waives any and all rights under California Civil Code §1951.4.

C.                                     A copy of any proposed sublease shall be delivered to the City with the request for consent to sublease. A consent to one assignment, subletting, occupation or use by any other person shall not be deemed to be a consent to any subsequent assignment, subletting, occupation or use by another person. Any such assignment or subletting without such consent shall be void.

D.                                    Any assignee of Lessee shall execute an agreement running to City assuming Lessee’s obligation under this Lease, and Lessee shall remain fully obligated to City under this Lease notwithstanding any transfer, assignment, subletting to any transferee, assignee, sublessee or encumbrance by any second lender unless Lessee is released in writing by the City Manager. Such release will not be unreasonably withheld by the City Manager.

E.                                      This section shall not be applicable with respect to transfers of this Lease arising from the exercise of a power of sale or judicial foreclosure pursuant to the terms and conditions of a hypothecation or mortgage previously approved by City pursuant to section 15.02.

F.                                      All of the terms and provisions of this Lease shall inure to the benefit of and be binding upon the parties hereto and any successors of Lessee as fully and to the same extent as though specifically mentioned in each instance, and all covenants, stipulations and agreements in this Lease shall extend to and bind any assigns or sublessees of Lessee.

SECTION 15.03                               LEASE ENCUMBRANCE.

City agrees to consent to an encumbrance, reasonably requested by Lessee, of this Lease, leasehold estate and the improvements thereon, by deed of trust, mortgage, chattel mortgage or other security instrument, to assure the payment of a promissory note or notes of Lessee pursuant to a consent to encumbrance and amendment of Lease approved by the City Manager and satisfactory to the City Attorney. Such consent and amendment shall provide that any assignment or sale in foreclosure, in lieu of foreclosure of otherwise, to any party other than the original encumbrancer, shall be to a reputable, qualified and financially responsible person or entity.

ARTICLE 16

INDEMNIFICATION AND INSURANCE

SECTION 16.01                               INDEMNIFICATION AND HOLD HARMLESS.

This Lease is made upon the express condition that Lessee covenants and agrees to defend, indemnify and hold harmless City, its officers, employees and agents from all damages, causes of action, claims, judgments, penalties, liabilities, losses, costs, or obligations on account of or arising out of or resulting from any cause or causes whatsoever, in any way connected with Leased Premises, or its use by Lessee, its sublessees, contractors, employees, licensees or agents, including but not limited to, the failure of Lessee, its sublessees, contractors, employees, licensees or agents to keep the Leased Premises and all improvements in good, safe and sanitary condition, and any acts, activities, or omissions of Lessee, its sublessees, contractors, employees, licensees or agents in connection with any activity, service, or work performed pursuant to this Lease. It is agreed, however, that Lessee’s obligation to indemnify, defend and hold City harmless does not apply to injury, damage, or loss caused solely by the active negligence of City or its officers or employees acting within the course and scope of their employment by City, when neither Lessee nor any of Lessee’s agents, employees, guests or licensees are in any way at fault and in no way contributed to causing the injury or loss. This section will survive expiration or sooner termination of this Agreement.

SECTION 16.02                               INSURANCE REQUIREMENTS.

Lessee at Lessee’s sole cost and expense, and for the entire term of this Lease or any renewal shall obtain and maintain at least all of the minimum insurance requirements set forth in the attached Exhibit E.

SECTION 16.03                               INCREASE IN INSURANCE COVERAGE.

Any increase in the amount of liability insurance coverages, as required in Exhibit E, may be subject to renegotiation after the fifth year of operation and at each fifth year interval thereafter. The negotiations shall commence three (3) months prior to the termination of the current insurance period. In the event agreement is not reached within three (3) months from commencement of negotiations, the controversy, at City’s option, shall be submitted to arbitration under the Commercial Rules of Arbitration of the American Arbitration Association, except as hereinafter modified; the locale for the arbitration shall be within the City of San Jose; the sole issue for determination by the arbitrator shall be the increase in the liability insurance coverages required for the period under review. The arbitrator shall consider among any other relevant factors, the change in the U.S. Department of Labor San Francisco-Oakland Consumer Price Index for all urban consumers, any changes in liability laws affecting the operation of the Leased Premises, any changes in the number and monetary amount of personal injury claims and judgments that may arise out of operation of the Leased Premises, and the claims history of the operation of the Leased Premises. The expenses of the arbitration shall be borne equally by the parties. Lessee shall continue to provide liability insurance in the amount currently being provided pending final renegotiation thereof in the manner heretofore provided.

ARTICLE 17

DEFAULT AND REMEDIES

SECTION 17.01                               TIME OF ESSENCE/BREACH.

A.                                   Where performance by either party of this Lease is specified to occur on or before a certain date, time shall be of the essence.

B.                                     Performance by the Lessee of each and every condition, covenant or provision of this Lease is material, the breach of which shall constitute a material breach for which the City may terminate this Lease.

SECTION 17.02                               DEFAULT BY LESSEE.

Without limiting the generality of Section 17.01, the following shall be considered as default on the part of the Lessee:

A.                                   Any action taken or suffered by the Lessee under any insolvency or bankruptcy act, including the appointment of a receiver to take possession of all or substantially all of the assets of the Lessee; provided that if such action is not initiated by Lessee, Lessee shall have ninety (90) days in which to terminate, set aside or otherwise cure such action.

B.                                     Any general assignment by Lessee on behalf of creditors;

C.                                     Vacation or abandonment of the Leased Premises by Lessee;

D.                                    Transfer of the managing interest of Lessee without the consent of the City Manager or any other transfer that is in violation of the terms of Article 15.

E.                                      Failure to comply with Article 7 of this Lease within fifteen (15) days after written notice of City’s requirement of a bond, release of lien or cash as provided In Article 7.

F.                                      The failure to complete any improvements in a timely manner.

G.                                     Failure to make rental payments to City or principal and interest payments to any lender when due, where the delinquency continues beyond fifteen (15) days following written notice for payment.

H.                                    Failure to provide and maintain all insurance as set forth in Article 16.

I.                                         Failure to comply with the provisions of Article 4 where the failure continues for fifteen (15) days following written notice from City specifying the breach of Article 4.

J.                                        The failure in the performance or compliance with any of the other terms, covenants or conditions contained in this Lease within thirty (30) days following the service on Lessee of a written notice from City specifying the default complained of; provided that in the event such default is not curable within thirty (30) days after the service of written notice upon Lessee, City shall not terminate the Lease pursuant to such default if Lessee immediately commences to cure said default and diligently pursues such cure to completion.

K.                                    Any trustee, beneficiary, mortgagee or lender under a hypothecation or mortgage previously approved by the City Manager shall have the right during the term of this Lease and within thirty (30) days of written notice of default from City to undertake to cure any default or to prevent a termination of this Lease by acting in place of the Lessee.

SECTION 17.03                               CONTINUANCE OF LEASE AFTER DEFAULT.

A.                                   This Lease shall continue in effect for so long as City does not terminate Lessee’s right to possession, though Lessee may be in default under the Lease and has abandoned the property, and City may enforce all its rights and remedies under this Lease, including, but not limited to, the right to recover the rent as it becomes due under the Lease. No act of City except the giving of written notice to Lessee shall terminate this Lease.

B.                                     For purposes of this section, the following do not constitute a termination of Lessee’s right to possession:

1.                                       Acts by City of maintenance, or preservation, or efforts to relet the property;

2.                                       The appointment of a receiver upon initiative of City to protect the City’s interest under this Lease.

SECTION 17.04                               RIGHT OF TERMINATION UPON DEFAULT.

A.                                   It is understood and agreed that in the event of any default on the part of Lessee, City shall have the right, in addition to or as an alternative to any other right it may have, to terminate this Lease and enter into possession of and retake the Leased Premises and evict Lessee therefrom and to retain any and all improvements constructed within the Leased Premises.

B.                                     Termination under this section or any other provisions of the Lease shall not relieve Lessee from the payment of any sum then due to City or from any claim for damages previously accrued or then accruing against Lessee.

C.                                     Upon termination, City shall be entitled to:

1.                                       each installment of rent or to any combination of installments for any period before termination, plus interest at the rate set forth in Section 3.06 above, from the due date of each installment; and

2.                                       damages in the following sums:

a.                                       All amounts that would have fallen due as rent between the time of termination of this Lease and the time of the claim, judgment or other award, less the avails of any re-leasing and less any amounts of such rent loss that Lessee proves City could reasonably have avoided, plus interest at the rate set forth in section 3.06, above; and

b.                                      The “worth” at the time of the claim, judgment or other award, of the amount by which the unpaid rental fee for the balance of the term after the time of the award exceeds the amount of rental fee loss that Lessee proves could have reasonably been avoided. “Worth”, as used in this subsection C.2.b, is computed by discounting the total at the discount rate of the Federal Reserve Bank of San Francisco at the time of the claim, judgment or award, plus one percent (1%); and

c.                                       Any other amount necessary to compensate City for all detriment proximately caused by the Lessee’s failure to perform Lessee’s obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including but not limited to the costs and expenses of re-leasing, and the costs of alterations and repairs necessary for such re-leasing.

SECTION 17.05                               CITY’S RIGHT TO CURE BREACHES OF LEASE.

In the event of any breach hereunder by Lessee, City may at any time, without having any obligation to do so, and without notice, cure such breach for the account and at the expense of the Lessee. If City at any time by reason of said breach is compelled to pay or elects to pay any moneys or do any act which will require the payment of any money, or is required to incur any expense, including reasonable attorney’s fees, in instituting proceedings or defending any actions or proceedings to enforce City’s rights hereunder or otherwise, the sum or sums of money so paid by City, together with interest at the maximum rate allowed by law plus costs and damages, shall be deemed to be additional rental fee hereunder and shall be due and payable from the Lessee to the City on the first day of the calendar month following the incurring of each such respective expense.

SECTION 17.06                               WAIVER OF BREACH.

The waiver by City of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any other term, covenant or condition, nor of any subsequent breach of the same or any other term, covenant or condition herein contained. Any consent or approval given by City to an act of Lessee for which consent or approval is required under this Lease shall not be deemed to waive or render unnecessary the need for City’s consent or approval to or of any subsequent similar act of Lessee. The subsequent acceptance of rental fees hereunder by City shall not be deemed to be a waiver of any preceding breach by Lessee of any term, covenant or condition of this Lease other than the failure of Lessee to pay the particular rental fees so accepted, regardless of City’s knowledge of such preceding breach at the time of the accepting of such rental fees.

ARTICLE 18

DESTRUCTION AND TAKING OF THE LEASED PREMISES

SECTION 18.01                               DESTRUCTION OF PREMISES.

A.                                   If, during the term of this Lease, Lessee’s improvements are totally or partially destroyed from a risk required to be covered by the insurance required under this Lease or actually covered by insurance, this Lease shall not terminate and Lessee shall promptly and diligently restore or cause to be restored Lessee’s improvements to substantially the same condition as they were in immediately before such destruction, whether or not the insurance proceeds are sufficient to cover the actual cost of restoration. Where the risk was not required to be covered by insurance under this Lease, Lessee shall only be required to restore to the extent of insurance proceeds received.

B.                                     If such destruction takes place when this Lease, or any extension thereof, has six (6) years or fewer remaining, Lessee may terminate this Lease upon payment to City of any and all insurance proceeds; except Lessee’s share of proceeds from business interruption or loss of income insurance to be defined as the remainder of these proceeds after paying the City the greater of $100,000 or 75% of the average annual rent paid for the previous two calendar years (excluding any credits).

C.                                     If laws existing at the time of the proposed restoration do not permit the restoration, Lessee, with the prior consent of its lender, may elect to terminate this Lease by giving notice to City. In the event this Lease is so terminated, any excess insurance proceeds from risks required to be covered by this Lease shall be used as follows:

1.                                       First:                                  The payment of any outstanding balance due any lender;

2.                                       Second:                  The payment of any demolition and clean-up costs necessary to remove the improvements and return the Leased Premises to its condition before the improvements were built, or at the option of City, to remove the damaged improvements and restore the Leased Premises to a usable condition if the latter option is not more expensive than returning the Leased Premises to its original condition;

3.                                       Third:                             The balance of the insurance proceeds shall be divided between Lessee and City based on the proportion that the value of Lessee’s interest in the Leased Premises for the balance of the term of the Lease bears to the value of City’s entire interest in the Leased Premises, including both City’s interest during the balance of the Lease term and City’s remainder interest after the term of the Lease expires.

4.                                       Valuations for this purpose shall be based on the income method of valuation by determining the present value of the interests in the property on the basis of the future net income that it could have been expected to earn had the improvements not been partially or totally destroyed.

D.                                    If, during the term, Lessee’s improvements are totally or partially destroyed from a risk not covered by the insurance described in this Lease nor actually covered by insurance, this Lease shall not terminate except as expressly provided herein, and Lessee shall restore Lessee’s improvements to substantially the same condition they were in immediately before destruction. However, if the cost of restoration exceeds seven and one-half percent (7-1/2%) of the then replacement value of Lessee’s total improvements, or if existing laws do not permit the restoration, then Lessee, with the prior consent of its lender, can elect to terminate this lease by giving notice to City.

E.                                      Lessee acknowledges that the provisions of this Agreement govern in the event that the Leased Premises are damaged or destroyed and accordingly Lessee waives its rights, if any, under California Civil Code Sections 1932 and 1933.

SECTION 18.02                               TOTAL TAKING.

A.                                   If the whole of the Leased Premises, or other improvements to be made by Lessee shall be taken by right of eminent domain or otherwise for any public or quasi-public use, then, when possession shall be taken thereunder by the condemnor, or the Lessee is deprived of its practical use of the Leased Premises, and other improvements, whichever date is earlier, this Lease and all rights of City and Lessee hereunder, shall terminate and any rent and all other payments required of Lessee shall be apportioned between the parties.

B.                                     In the event of a partial taking, as a result of which the remaining portion of the Leased Premises, or any other improvements on the Leased Premises cannot be restored to an economically operable facility of a comparable kind and quality existing prior to the taking with the condemnation awards received by Lessee, then this Lease at Lessee’s option shall terminate as of the time when possession of the Leased Premises shall be taken by the condemnor or Lessee is deprived of its practical use thereof, whichever date is earlier.

SECTION 18.03                               PARTIAL TAKING.

If a portion of the Leased Premises or any other improvements shall be taken by right of eminent domain or otherwise for any public or quasi-public use and the remaining portion of the Leased Premises and improvements can be restored by Lessee to an economically operable facility of comparable kind and quality to the facility existing prior to the taking, then this Lease shall not be affected and Lessee shall retain the remaining portion of the Leased Premises.

SECTION 18.04                               EMINENT DOMAIN AWARD.

If there is a taking by right of eminent domain, the rights and obligations of the parties with reference to the award and the distribution thereof shall be determined in accordance with the provisions of this section. Lessee shall have the right to participate in any settlement proceeding. The award shall be paid to City and Lessee and the award shall belong to the City except that Lessee shall receive from the award the following:

A.                                   A sum attributable to the value of Lessee’s leasehold estate including improvements, which sum shall be first applied toward any outstanding balance due a Lessee’s lender to the extent that the taking affects the lender’s collateral;

B.                                     A sum attributable to severance damages to be used solely for the restoration of the improvements upon the remainder of the Leased Premises; and

C.                                     A sum attributable to loss of goodwill.

ARTICLE 19

FORCE MAJEURE

SECTION 19.01                               FORCE MAJEURE.

A.                                   The term “force majeure” as used herein means acts of God; strikes, lockouts, or other industrial disturbances; acts of public enemy, blockades, wars, insurrections, or riots; epidemics; landslides, earthquakes, fires, storms, floods, or washouts; arrests, title disputes, or other litigation; governmental restraints, either federal or state, civil or military; civil disturbances; explosions; inability to obtain necessary materials, supplies, labor; inability to obtain timely approvals and inspections or permits due to administrative procedure, existing or future rules, regulations, orders, laws, or proclamations, either federal, state, city or county, civil or military; so long as the above causes or events are beyond the control of the affected party.

B.                                     Should Lessee or City, during construction and/or operations be delayed in or prevented, in whole or in part, from performing any obligations or conditions hereunder or from exercising its rights by reason of or as a result of any force majeure, it shall be excused from performing such obligations or conditions during such period of delay or prevention. Should either party be delayed or prevented from performing any obligation or exercising any right hereunder for a period exceeding six (6) months by a force majeure event, the delayed party shall notify the other party of its plans and schedule to end such delay or prevention and of its plans and schedule to commence performance under the Lease.

C.                                     If the City, for any reason outside of its control, cannot deliver possession of the Leased Premises to the Lessee at the commencement of the term of this Lease, Lessee shall have the option to terminate this Lease, but City shall not be liable to Lessee for any loss or damage resulting therefrom.

SECTION 19.02                               RENTAL ADJUSTMENT.

In the event Lessee is prevented from operating the Water Theme Park during normal operating periods by a “force majeure” event which is not a risk required to be covered by loss of income or business interruption insurance and not actually covered by business interruption or loss of income insurance, the rent in amount equal to the average of the rent paid by Lessee for the previous three years may be abated to the extent that the City Manager may reasonably determine that such “force majeure” event interfered with the normal operation of the Leased Premises and caused a loss of income to Lessee, and was in no way caused or exacerbated by the Lessee, and provided a written claim is filed within sixty (60) days after the commencement of such event. Lessee agrees to cooperate in the determination of the rental abatement by furnishing all information requested relative to the operation of the Leased Premises and permitting examination and audit of the accounting records kept in connection with the Leased Premises.

ARTICLE 20

SURRENDER OF PREMISES

SECTION 20.01.                            ABANDONMENT, VACATION OR SURRENDER OF PROPERTY DURING TERM

If Lessee should abandon, vacate or surrender the Leased Premises, or be dispossessed by process of law, or otherwise, then in that event, unless and except to the extent otherwise specifically provided by other provisions of this Lease, any personal property belonging to the Lessee and left on the Leased Premises shall be deemed to be abandoned, at the option of the City.

SECTION 20.02.                            SURRENDER OF LEASE PROPERTY AT END OF LEASE TERM

A.                                   On the last day of the term of or upon the sooner termination of this Lease, Lessee shall quit and surrender the Leased Premises in good condition and repair (reasonable use and wear and damage by acts of God excepted), together with all alterations, additions, improvements and betterments which may have been made in or to the Leased Premises, except movable furniture and trade fixtures put in at the expense of the Lessee, and except such other property, if any, which Lessee is expressly authorized by other provisions of this Lease to remove from the Leased Premises. Lessee shall ascertain from the City Manager, within 4 years from the expiration of the Lease Term, whether the City Manager desires to have Lessee remove any alterations, additions, improvements or betterments which may have been made by Lessee and to restore the Leased Premises, or any part or parts thereof, to the same condition as when received (reasonable use and wear thereof and damage by acts of God excepted), and, if the City Manager should so desire, then Lessee shall so restore the Leased Premises to their natural condition at Lessee’s sole cost and expense. The parties agree, however, to the extent that there are funds available in the Cap Fund, Lessee may utilize funds from the Cap Fund for restoration of the Leased Premises to their natural condition.

B.                                     Lessee, on or before the end of the Lease term, shall remove all property owned by Lessee (except such as Lessee may be required to surrender under the provisions of the immediately preceding subsection) from the Leased Premises, and all such property not so removed shall be deemed, at the option of the City, to have been abandoned by the Lessee.

C.                                     If the Leased Premises are not surrendered on the last day of the term or any sooner termination of this Lease, as hereinabove provided, Lessee shall defend and indemnify City against all loss, damage or liability suffered by City because of Lessee’s delay in so surrendering the Leased Premises, including, but not by way of limitation, any and all claims by any succeeding tenant or Lessee founded on such delays.

ARTICLE 21

MISCELLANEOUS

SECTION 21.01                               ENTRY AND INSPECTION BY CITY.

City reserves, and shall always have the right, to enter the Leased Premises for the purpose of viewing and ascertaining the condition of the same, or to protect its interest in the Leased Premises or to inspect the operations conducted on the Leased

Premises. In the event that such entry or inspection by City discloses in the reasonable opinion of the City that Leased Premises are not in a safe, healthy and satisfactory condition or a violation of any Municipal, State or Federal ordinance, statute or law, or any breach of condition of lease, City shall have the right, after ten (10) days’ written notice to Lessee, to have any necessary maintenance work done for and at the expense of Lessee. Lessee agrees to pay promptly any and all costs incurred, including reasonable expenses of City in having such necessary work done in order to keep the Leased Premises in a safe, healthy and satisfactory condition and to cure any violations of breach of conditions of this Lease. Repayment thereof shall be deemed to be a part of the rent and paid as such on the next day upon which the rent becomes due.

SECTION 21.02                               INDEPENDENT CONTRACTOR.

The parties mutually agree that Lessee and Lessee’s employees are and will at all times be independent contractors and not agents or employees of the City and that Lessee and Lessee’s employees shall not be entitled to any salary, fringe benefits, pension, Workers’ Compensation, sick leave, insurance, or any other benefit or right connected with employment by the City of San Jose, or any other compensation.

SECTION 21.03                               GOVERNING LAW/VENUE.

The parties agree that this Agreement shall be governed and construed in accordance with the laws of the State of California. In the event that suit shall be brought by either party to this Agreement, the parties agree that venue shall be exclusively vested in the state courts of the County of Santa Clara, or where otherwise appropriate, exclusively in the United States District Court, Northern District of California, San Jose, California.

SECTION 21.04                               CAPTIONS.

The headings of the sections and subsections of this Agreement are inserted for convenience only. They do not constitute a part of this Agreement and shall not be used in its construction.

SECTION 21.05                               EXHIBITS/AMENDMENTS.

Any and all exhibits which are referred to in this Agreement are incorporated herein by reference and are deemed a part of this Agreement. This Agreement may only be amended by formal written agreement executed by both parties.

SECTION 21.06                               SEVERABILITY.

If a court of competent jurisdiction adjudges any provision of this Agreement as void or unenforceable, the remaining provisions shall not be affected hereby and shall remain in full force and effect.

SECTION 21.07                               NOTICES.

All notices and other communications required or permitted to be given under this Agreement must be in writing and must be personally served or mailed, postage prepaid and return receipt requested, addressed to the respective parties as follows:

To City:	Director of Conventions, Arts and
Entertainment
408 Almaden Boulevard
San Jose, CA 95110

with a copy to:

City Attorney’s Office
151 West Mission Street
San Jose, CA 95110

To Lessee:	General Manager
Raging Waters
P.O. Box 21368
San Jose, CA 95151-1362

with a copy to:

Viacom Inc.
1515 Broadway
New York, New York 10036-5794
Attn: General Counsel

Notices sent in accordance with this provision are effective on the date personally delivered or, if mailed, three (3) days after deposit in the mail.

SECTION 21.08                               NUISANCE WASTE.

Lessee shall not commit, nor suffer to be committed, any waste upon the Leased Premises, nor any illegal activity, nor any public or private nuisance, nor other act or thing which may disturb the quiet enjoyment of any occupant, tenant, patron or member of the public using or occupying any portion of Lake Cunningham Park.

CITY OF SAN JOSE, a municipal
corporation
APPROVED AS TO FORM:

	By:	/s/ Nina S. Grayson
	Title:	Assistant to the City Manager

[ILLEGIBLE]
Sr. Deputy City Attorney	Date:	4.24.98

PARAMOUNT PARKS INC., a Delaware
corporation

	By:	[ILLEGIBLE]
	Title:	[ILLEGIBLE]

	Date:	22 April 98

The land referred to herein is described as follows:

All that certain property situate in the City of San Jose, County of Santa Clara, State of California, described as follows:

PARCEL 1: (AMENDED)

A portion of Lots 41 through 47, as shown on the Map of the Subdivision of the Fillmore Tract filed for record in Book C of Maps, at page 57, Santa Clara County Records, being more particularly described as follows:

BEGINNING at the point within said Lot 45 that bears N. 42° 44’ 02”E.,890.83 feet from a found 3/4” iron pipe, tagged SCCO, in a monument box at the intersection of Tully Road and Capitol Expressway;

thence from said Point of Beginning N. 85° 52’ 44” W, 94.61 feet;

thence S. 85° 03’ 34” W., 80.74 feet;

thence S. 73° 38’ 53” W., 75.18 feet;

thence N. 20° 49’ 21” W.’ 143.38 feet;

thence S. 69° 10’ 43” W., 22.08 feet;

thence along a curve to the right having a radius of 197.00 feet through a central angle of 72° 05’ 26” for an arc length of 247.87 feet;

thence N. 38° 43’ 51” W., 826.69 feet;

thence along a curve to the right having a radius of 225.00 feet through a central angle of 106° 30’ 00” for an arc length of 418.23 feet to a point that bears S. 77° 54’ 51” E., 873.13 feet from a found 3/4” iron pipe tagged SCCO in a monument box at the intersection of the centerlines of Cunningham Avenue and Capitol Expressway;

thence N. 67° 46’ 04” E., 440.26 feet;

thence N. 24° 04’ 35” W., 168.94 feet;

thence N. 65° 55’ 25” E., 247.06 feet;

thence N. 56° 41’ 58” E., 199.16 feet;

thence N. 67° 52’ 34” E., 148.13 feet;

thence N. 68° 45’ 18” E., 73.71 feet to a point that bears S. 68° 45’ 18” W. 100.00 feet and S. 59° 21’ 42” W., 1,731.26 feet from a found lead plug in a granite monument at the intersection of the centerlines of Cunningham Avenue and White Road; thence S. 21°  06’ 09” E., 377.03 feet to a point on the shoreline of the lake in Lake Cunningham Park as it existed during May of 1983; thence along said shoreline the following courses:

thence S. 51° 34’ 27” W., 90.24 feet;

thence S. 75° 45’ 23” W., 86.65 feet;

thence N. 68° 47’ 10” W., 109.48 feet;

thence S. 78° 04’ 36” W., 74.95 feet;

thence S. 56° 59’ 03” W.; 166.78 feet;

thence S 79° 18’ 06” W., 72.16 feet;

thence S. 53° 03’ 51” W., 43.56 feet;

thence S 22° 56’ 48” W., 28.36 feet;

thence S 05° 00’ 57” W., 29.70 feet;

thence S 11° 08’ 57” E., 47.03 feet;

thence S 46° 09’ 12” E., 143.49 feet;

thence S 20° 45’ 27” E., 78.28 feet;

thence S. 01° 39’ 02” W., 138.85 feet;

thence S. 09° 12’ 05” E., 28.54 feet;

thence S. 30° 57’ 48” E., 29.43 feet;

thence S. 43° 49’ 10” E., 65.57 feet;

thence N. 84° 03’ 33” E, 13.94 feet;

thence S. 58° 33’ 07” E., 71.74 feet;

thence S. 43° 56’ 17” E., 33.09 feet;

thence S. 23° 40’ 14” E., 40.71 feet;

thence S. 03° 54’ 37” W., 28.44 feet;

thence S. 25° 06’ 34” W.,-41.15 feet

thence S. 35° 11’ 45” W., 93.70 feet;

thence S. 11° 01’ 45” W., 28.47 feet;

thence S. 06° 34’ 56” E., 54.61 feet;

thence S. 02° 55’ 49” W., 95.39 feet;

thence N. 34° 13’ 19” E., 50.90 feet;

thence N. 47° 49’ 33” E. 19.45 feet;

thence N. 63° 26’ 36” E., 23.41 feet;

thence N. 82° 31’ 05” E., 24.86 feet;

thence S. 86° 47’ 49” E., 55.61 feet;

thence N. 87° 08’48” E., 182.44 feet;

thence S. 29° 47’ 10” E., 82.44 feet;

thence S. 77° 22’ 19” E., 58.89 feet;

thence leaving said shoreline, S. 30° 46’ 06” W., 346.06 feet; to the Point of Beginning.

PARCEL 2:

A non-exclusive casement for ingress and egress and parking and the installation and maintenance of public utilities over, under, upon and across the roadways, walkways, and parking areas installed within the premises, described as follows:

Commencing at the most northwesterly corner of parcel “D” as said parcel is shown on the Record of Survey recorded in Book 258 of Maps, at page 13, Santa Clara County Records, said corner being a point on a line that is parallel with and 67.00 feet northeasterly measured at right angles from the center line of Capitol Expressway, shown on said map as MEDIAN CENTERLINE, FUTURE CAPITOL EXPRESSWAY; thence along said parallel line N. 29° 20’ 00” W. 22.76 feet to the TRUE POINT OF BEGINNING; thence continuing along said parallel line N. 29° 20’ 00” W. 1,670.57 feet; thence N. 27° 02’ 30” W. 100.16 feet to a point in a line that is parallel with and 71.00 feet northeasterly measured at right angles from the centerline of Capitol Expressway, shown as Centerline Future Capitol Expressway on the Record of Survey recorded in Book 258 of Maps, at page 14, Santa Clara County Records; thence along said parallel line N. 29° 20’ 00” W. 120.00 feet; thence along a tangent curve to the right having a radius of 40.00 feet, through a central angle of 97° 32’ 00” an arc length of 68.09 feet to a point in a line that is parallel with and 30.00 feet southeasterly measured at right angles from the centerline of Cunningham Avenue, as said Avenue is shown on said last mentioned map; thence along said parallel line, N. 68 12’ 00” E. 3,407.73 feet; thence along a tangent curve to the right having a radius of 24.00 feet, through a central angle of 75° 54’ 13”, an are length of 31.79 feet to a point in a line that is parallel with and 90.00 feet southwesterly measured at right angles, from the centerline of White Road, as said road is shown on the “Map of the Subdivision of the Fillmore Tract”, recorded in Book “C” of Maps, at page 57, Santa Clara County Records; thence along said parallel line S. 35° 53’ 47” E., 2,245.39 feet; thence along a tangent curve to the right, having a radius of 1,710.00 feet, through a central angle of 07° 44’ 09”, an are length of 230.88 feet to a point of compound curvature; thence along a tangent curve to the right, having a radius of 50.00 feet, through a central angle of 102° 15’ 03” an are length of 89.23 feet to a point of reverse curvature; thence along a tangent curve to the left, having a radius of 1,065.00 feet, through a central angle of 29° 04’ 44”, an arc length of 540.52 feet; thence S. 45° 00’ 41” W. 476.17. feet; thence along a tangent curve to the right, having a radius of 935.00 feet, through a central angle of 64° 09’ 44”, an arc length of 1,047.05 feet to a point of reverse curvature; thence along a tangent curve to the left, having a radius of 1,065.00 feet, through a central angle of 53° 14’ 45”, an arc length of 989.72 feet to a point of reverse curvature; thence along a tangent curve to the right, having a radius of 40.00 feet, through a central angle of 97° 05’ 25”, an arc length of 67.78 feet; thence N. 26° 58’ 55”, W. 136.72 feet; thence along a tangent curve to the left, having a radius of 160.00 feet, through a central angle of 76° 43’ 00” an arc length of 214.23 feet to a point in the northerly line of said Parcel “D” thence along said northerly line, S. 76° 18’ 05” W. (S. 76 17’ W per map), 671.17 feet; thence along a tangent curve to the right having a radius of 30.00 feet, through a central angle of 74° 21’ 55”, an arc length of 38.94 feet to the TRUE POINT OF BEGINNING.

EXCEPTING THEREFROM all that portion thereof lying within the bounds of Parcel 1 (AMENDED) above described.

(APN #491-1- 30,31 and #491-2-25,47)

EXHIBIT C

PART 1 OF EXHIBIT C- DESCRIPTION OF IMPROVEMENTS AND SCHEDULE REFERRED TO IN SECTION 5.02

The particular improvements described in Section 5.02 consist of the following construction elements as described in the approved plans and specifications dated February 23,1995, and on file with the City’s Department of Public Works:

Wave Pool

SCS Pirate Ship Interactive Play Structure

Mechanical Room

Bath House

First Aid/Aquatics Station

Miscellaneous Decking

Miscellaneous Landscaping

The improvements referenced above are scheduled to be completed on or before June 1,1995.

PART 2 OF EXHIBIT C - CONDITIONS REFERENCED IN SECTION 7.02

Lessee’s lender or the escrow holder (“Payer”) wilt disburse the funds for the improvements upon Lessee’s submission to the Payor’s reasonable satisfaction of the documents described below. Nothing in this Exhibit precludes the Payor from requiring Lessee to meet additional conditions for its disbursement of funding for improvements.

1.                                     such architect’s certificates as the Payor may require;

2.                                     a certificate signed by the general manager of the improvement setting forth the specific use of the funds to be disbursed;

3.                                       a certificate signed by Lessee and the architect, accompanied by invoices, where required by the Payor, setting forth the total cost of all work performed since the previous disbursement;

4.                                       either a Conditional Waiver and Release Upon Progress Payment or an Unconditional Waiver and Release Upon Final Payment, as appropriate, in the form prescribed by California Civil Code Section 3262, including any amendments to Section 3262, executed by each subcontractor and material supplier intended to be paid out of the particular disbursement and covering all labor, services, equipment and materials

C-1

performed or supplied by the particular subcontractor or material supplier since the previous disbursement;

5.                                    written evidence in a form and substance satisfactory to the Payor that the Contractor has been paid in full for all labor, services, equipment and materials performed or supplied by the Contractor prior to the previous disbursement;

6.                                    a copy of the recorded notice of completion, prior to disbursement of the final payment of funds held by Payor for the improvements.

C-2

EXHIBIT D

INTERESTS IN RAGING WATERS

This exhibit is left blank intentionally.

D-1

EXHIBIT E

INSURANCE REQUIREMENTS

A.                                   Minimum Scope of Insurance

Coverage shall be at least as broad as:

1.                            Insurance Services Office from number GI 0002 (Ed. 1/73) covering Commercial General Liability and Insurance Services Office form number GL 0404 covering Broad Form Commercial General Liability; or Insurance Services Office Commercial General Liability coverage (“occurrence” Form CG 001), including X, C, U (Explosion, collapse & underground) and Liquor Liability for the sale of alcohol.

2.                            Insurance Services Office form number Ca 0001 (Ed. 12/90) covering Automobile Liability, Code 1 “any auto,” or Code 2 “owned autos” and Endorsement CA 0025. Coverage also to include Code 8 “hired autos” and Code 9 “nonowned” autos.

3.                            Workers’ Compensation insurance as required by the Labor Code of the State of California and Employers Liability insurance.

4.                            Property Insurance against all risks of loss to any tenant improvement or betterments.

B.                                     Minimum Limits of Insurance

Lessee shall maintain limits no less than:

1.                           Commercial General Liability: $1,000,000 per occurrence for bodily injury, personal injury, and property damage. If Commercial General Liability Insurance or other form with a general aggregate limit is used, either the general aggregate limit shall apply separately to this project/location or the general aggregate limit shall be twice the required occurrence limit.

2.                           Automobile Liability: $1,000,000 combined single limit per accident for bodily injury and property damage.

3.                           Workers’ Compensation and Employers Liability: Workers’ Compensation limits as required by the Labor Code of the State of California and Employers Liability limits of $1,000,000 per accident.

4.                                       A Property policy for Fire written on an all risk basis for an amount not less than the replacement cost of all leasehold improvements and betterments:

(1)                                  This policy shall also include DIC (not to include earthquake and flood coverage).

(2)                                  Also included in this policy shall be loss of income (business interruption) coverage in an amount not less than the amount of the minimum annual rental for that year of the lease, or $20,000 per annum, whichever is greater.

C.                                Deductibles and Self-Insured Retentions

Any deductibles or self-insured retentions must be declared to, and approved by, the City. At the option of the city, either: the insurer shall reduce or eliminate such deductibles or self-insured retentions as respects the City, its officials, employees, agents and contractors; or the Lessee shall provide proof of financial responsibility by either an annual report or audited financial statement of losses and related investigations, claim administration and defenses expenses in an amount specified by the City equal to the self-insured retentions.

D.                               Other Insurance Provisions

The policies are to contain, or be endorsed to contain, the following provisions:

1.                                       Commercial General Liability and Automobile Liability Coverages

a.                                       The City of San Jose, its officials, employees, agents, volunteers and contractors are to be covered as an additional insured as respects: Liability arising out of activities performed by, or on behalf of, the Lessee; products and completed operations of the Lessee; premises owned, leased or used by the Lessee; or automobiles owned, leased, hired or borrowed by the Lessee. The coverage shall contain no special limitations on the scope of protection afforded to the City, its officials, employees, agents, volunteers, and contractors.

b.                                      The Lessee’s insurance coverage shall be primary insurance as respects the City, its officials, employees, agents, volunteers, and contractors. Any insurance or self-insurance maintained by the City, its officials, employees, agents, volunteers, or contractors shall be excess of the Lessee’s insurance and shall not contribute with it.

c.                                       Any failure to comply with reporting provisions of the policies shall not affect coverage provided to the City, its officials, employees, agents, volunteers, or contractors.

d.                                      Coverage shall state that the Lessee’s insurance shall apply separately to each insured against whom claim is made or suit is brought, except with respect to the limits of the insurer’s liability.

2.                                       All Coverages

Each insurance policy required by this clause shall be endorsed to state that coverage shall not be suspended, voided, canceled, or reduced in limits except after thirty (30) days’ prior written notice has been given to the City.

E.                                  Acceptability of Insurers

Insurance is to be placed with insurers acceptable to the City’s Risk Manager.

F.                                  Verification of Coverage

Lessee shall furnish the City with certificates of insurance and/or with original endorsements affecting coverage required by this clause. The certificates and/or endorsements for each insurance policy are to be signed by a person authorized by that insurer to bind coverage on its behalf.

Proof of insurance shall be mailed to the following address or any subsequent address as may be directed in writing by the Risk Manager:

City of San Jose
c/o Risk Management
152 North Third Street

San Jose, CA 95110-2105

G.                                     Subcontractors

Lessee shall include all subtenants as insureds under its policies or shall obtain separate certificates and endorsements for each subtenant.

AGREEMENT REGARDING THE
ASSIGNMENT AND ASSUMPTION OF LEASE
AND CONSENT TO THE ASSIGNMENT

This Agreement is by and among the CITY OF SAN JOSÉ (“City”), a municipal corporation, OGDEN ENTERTAINMENT, INC., (“OEI”), a Delaware Corporation, and OGDEN PARK MANAGEMENT, INC., (“Ogden Parks”), a Delaware Corporation.

RECITALS

A.                                   City and OEI are parties to a lease of City-owned property under a lease entitled: “Fifth Amendment and Restated Lease Between the City of San José and Paramount Parks, Inc.” and dated 4-24-98 (the “Lease”).  On March 18, 1999, City approved the assignment of the Lease from Paramount Parks, Inc., to OEI.  Under the Lease, the leased premises are to be used and operated as a water theme park, known as Raging Waters San José.

B.                                     On March 8, 2000, Ogden Corporation (“Ogden”), the parent company of OEI, entered into an acquisition agreement with Alfa Alfa Holdings S.A., a Greek corporation (“Alfa Alfa”), pursuant to which, among other things, Ogden agreed to sell to Alfa Alfa the business conducted by Ogden, through subsidiaries, joint ventures, consortiums of other arrangements, relating to the ownership and operation of water parks and other themed entertainment parks and attractions (the “Business”) of which the Lease is a part.

C.                                     In order to effect the safe of the Business, Ogden will (1) cause OEI to transfer to Ogden Parks all of OEI’s rights, title and interest in the business and all relations obligations and liabilities of OEI and (2) subject to the closing of the sale of the Business to Alfa Alfa, Ogden will cause all of the outstanding stock of Ogden Parks to be transferred to Alfa Alfa.

D.                                    The purpose of this Agreement is to specify the terms and conditions under which City has agreed to the proposed assignment of the Lease from OEI to Ogden Parks.

In view of the above, the parties agree:

SECTION 1.                            Assignment and Assumption of the Lease.

A.                                   OEI assigns all of OEI’s right, title, and interest in and to and delegates all of OEI’s duties, obligations, and responsibilities under the Lease to Ogden Parks effective as of the date of full execution of this Agreement by the parties (“Assignment Date”).

B.                                     Ogden Parks accepts all of OEI’s right, title and interest in and to and assumes and shall faithfully perform all of the duties, obligations, and responsibilities of OEI under the Lease and agrees to be bound by all of the terms and conditions of the Lease

City of San Jose

1

as if Ogden Parks was an original signatory to the Lease.  Specifically, Ogden Parks agrees to assume all obligations and liabilities in and under the Lease regardless of the date on which such obligations or liabilities arose.

SECTION 2.                            Approval of Assignment.

A.                                   City consents to the assignment to Ogden Parks of all of OEI’s right, title, interest, duties, obligations, and responsibilities in and under the Lease as specified in Section 1 and the subsequent sale of Ogden Parks to Alfa Alfa subject to the conditions set forth in subsection B, below: City’s consent to assignment under this Agreement is made with the express condition that this consent will not be deemed a consent to any subsequent assignment or sale, other than the proposed sale of Ogden Parks to Alfa Alfa.

B.                                     Concurrent with or prior to execution of this Agreement, Ogden Parks shall provide City with the following:

1.                                       copies of certificates of insurance that meet the requirements of the Lease; and

2.                                       a performance bond that meets the requirements of the Lease; and

3.                                       the written agreement, executed by an authorized representative of Alfa Alfa, pursuant to which Alfa Alfa agrees that in the event a lawsuit involving this Agreement or the Lease is filed by City, Alfa Alfa will unconditionally accept the jurisdiction of a federal or state court located in Santa Clara County, California.

SECTION 3.                            Notices.

All notices and other communications required or permitted to be given under this Agreement or the Lease shall be sent in accordance with the provisions of the Lease and addressed as follows:

To City:	City of San José
Director of Conventions, Arts and
Entertainment
408 Almaden Blvd.
San José, CA 95110

To Ogden Parks:	Ogden Park Management, Inc.
Suite 210 – 6800 Plaza Drive
New Orleans, LA 70127

To OEI:	Ogden Entertainment, Inc.
25th Floor
Two Pennsylvania Plaza
New York, NY 10121

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Alfa Alfa	Alfa Alfa Holdings S.A.
4 Ap. Pavlou Str,
Marousi (Athens), Greece
151 23

SECTION 4.                            Miscellaneous Provisions.

4.1                               Entire Agreement.

This Agreement supersedes any prior agreement, oral or written, and contains the entire agreement by and among OEI, Ogden Parks and City regarding City’s consent to the Assignment.  No subsequent agreement, representation, or promise made by either party hereto, or by or to an employee, officer, agent or representative of either party shall be of any effect unless it is in writing and executed by the party to be bound thereby.

4.2                               Applicable Law.

This Agreement shall be deemed to be made and construed in accordance with the laws of the State of California.  In the event suit is brought by either party hereunder, the parties agree that venue for such action shall be the state courts of California in the County of Santa Clara or in the United States District Court in the Northern District of California.

4.3                               Waiver.

The waiver or failure to enforce any provision of this Agreement shall not operate as a waiver of any future breach of any such provision or any other provision hereof.

4.4                               Severability.

In the event any covenant, condition or provision herein contained is held to be invalid by a court of competent jurisdictions, the invalidity of any such covenant, condition, or provision, shall in no way affect any other covenant, condition or provision herein contained, provided the invalidity of any such covenant, condition or provision does not materially prejudice the parties in their respective rights and obligations contained in the valid covenants, conditions or provisions of this Agreement.

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4.5                               Interpretation.

This Agreement is a negotiated document and shall not be interpreted for or against any party by reason of the fact that such party may have drafted this Agreement or any provision thereof.

WITNESS THE EXECUTION HEREOF on the date first hereinbelow set forth.

CITY OF SAN JOSE, a municipal
APPROVED AS TO FORM:	corporation

/s/ Danielle Kenealey	By	/s/ Del D. Borgsdorf
Danielle Kenealey	Name:	DEL D. BORGSDORF
Sr. Deputy City Attorney	Title:	CITY MANAGER

	Date:	5/8/00

OGDEN ENTERTAINMENT INC., a
Delaware Corporation

	By:	/s/ Thomas C. Etter

	Name:	Thomas C. Etter

	Title:	Senior Vice President

	Date:	5/3/2000

Ogden Park Management Inc., a
Delaware Corporation

	By:	/s/ Randal H. Drew, Sr. VP

	Name:	Randal H. Drew

	Title:	Senior Vice President

	Date:	5/4/2000

4

ASSIGNMENT AND ASSUMPTION OF LEASE

THIS ASSIGNMENT AND ASSUMPTION OF LEASE, dated as of March 2, 1999 is by and between PARAMOUNT PARKS INC., a Delaware corporation, (the “Assignee”) and OGDEN ENTERTAINMENT INC., a Delaware corporation (the “Assignee”).

BACKGROUND

A.                                   Assignee is the Tenant under a certain Lease dated March 5, 1985 as last amended and restated by Fifth Amendment and Restated Lease, between The City of San Jose, as Lessor, and Assignee, as Lessee (the [ILLEGIBLE]).

B.                                     Pursuant to an asset Purchase Agreement dated as of March 2, 1999 (the “Agreement of Sale”), Assignor agreed to assign on the date hereof, being the date of Closing under the Asset Purchase Agreement, all of [ILLEGIBLE] under the [ILLEGIBLE] to Assignee and to deliver [ILLEGIBLE] of the properties known as Raging Waters San Jose; a water theme amusement park located in a portion of the Lake Cunningham Regional Park as more fully described in the Lease.

C.                                     Under the Asset Purchase Agreement, Assignor and Assignee have agreed to [ILLEGIBLE] Closing an agreement pursuant to which Assignor shall assign to Assigneee all of its rights under the Lease and Assignee shall assume all obligations of the [ILLEGIBLE] under the Lease.

COVENANTS

NOW, THEREFORE, for good, and valuable consideration, the receipt, and legal sufficiency of which is hereby acknowledged, Assignor and Assignee agree as follows:

1.                                       Assignment and Delivery/Assumption and [ILLEGIBLE].  Subject to those specific name of the Asset Purchase Agreement as shall survive the Closing under the Asset Purchase Agreement.

(a)                                  Assignor hereby transfers, assigns and conveys to Assignee all of Assignor’s right; title and interest in, to and under the Lease, and Assignor is delivering possession of the Leased Premises to Assignee on the date hereof; and

(b)                                 Assignee hereby assumes and agrees to perform all obligations of Assignor as listed under the Lease regardless of whether such obligations arose before or after the date hereof.

2.                                       [ILLEGIBLE].  The City of San Jose, as [ILLEGIBLE] under the Lease has given its [ILLEGIBLE] to the assignment of the Lease pursuant to Section 15.02 of the Lease. Attached to this Assignment as Exhibit “A”, is a [ILLEGIBLE], [ILLEGIBLE] and complete copy of the [ILLEGIBLE] of the City of San Jose assignment of the Lease.

IN WITNESS WHEREOF, and [ILLEGIBLE] to be legally bound hereby, Assignee and Assignee have executed, this Assignment and Assumption of Lease as of the day and year first above written.

[ILLEGIBLE]	ASSIGNOR

PARAMOUNT PARKS INC., a Delaware
corporation

	By:	/s/ Gayle Ando
	Name:	Gayle Ando
	Title:	Exec. VP & General Mgr.

ASSIGNEE

OGDEN ENTERTAINMENT INC., a
Delaware corporation

	By:	/s/ RANDAL H. DREW
	Name:	RANDAL H. DREW
	Title:	SENIOR VICE PRESIDENT

EXHIBIT “A”

CONSENT

THE CITY OF SAN JOSE (the “City”) hereby consents to that certain Assignment and Assumption of Lease in form as attached hereto as Exhibit “1” between PARMOUNT PARKS INC., a Delaware Corporation, (the “Assignor”) and OGDEN ENTERTAINMENT INC., a Delaware Corporation, (the “Assignee”) on the express condition that this consent will not be deemed a consent to any subsequent assignment, but rather any subsequent assignment will require the consent of the undersigned pursuant to the Lease (as defined in the attached Assignment and Assumption of Lease). The City hereby releases the Assignor from any and all liability for the performance of any obligations of lessee under the Lease regardless of whether such obligations arose before or after the date of the Assignment and Assumption of Lease.

LANDLORD

THE CITY OF SAN JOSE

		By:	[ILLEGIBLE]
Name:
		Title:	Special Assistant to the City Manager

Date of Consent:	3/18/99

Approved as to form:

/s/ Danielle Kenealey
Sr. Deputy City Attorney